Exhibit 10.15

[INFORMAL ENGLISH TRANSLATION]

Bonus Biogroup Ltd.

Compensation Policy

November 14, 2023

i

Introduction

On December 12, 2012, Amendment No. 20 to the Companies Law, 5759-1999 (hereinafter: the “Amendment” and the “Companies Law”, respectively), came into effect. This amendment addresses the regulation of the compensation structure for officers in public companies and bond companies, as well as establishes a special procedure for its approval. In accordance with the Amendment, the Compensation Committee and the Board of Directors of Bonus Biogroup Ltd. (hereinafter: the “Company” or “Bonus Biogroup”) adopted the Company’s compensation policy, as detailed in this document (hereinafter: the ” Compensation Policy”).

Recently, the Company updated its Compensation Policy at a general meeting of shareholders held on November 14, 2023.

This document is written in the masculine form for convenience only; however, it refers to both genders equally.

The Company’s Compensation Policy encompasses principles for fixed compensation (current compensation), variable compensation (short-term, medium-term, and long-term), and equity-based compensation (long-term variable compensation).

The Compensation Committee relied, among other things, on the following documents: the previous compensation policy; existing employment agreements of the Company’s officers; and a survey of comparative data regarding equivalent officers in companies comparable to the Company, aspects such as: Biomed companies whose shares are traded on the Tel Aviv Stock Exchange, and companies whose market capitalization is similar to that of the Company at the time of the comparison.

The principles of the Compensation Policy were developed following internal discussions conducted by the Compensation Committee and the Company’s Board of Directors, in consultation with an external advisor. The principles aim to establish intelligent, appropriate, and fair compensation for the Company’s officers. Such compensation is designed to motivate the officers to act in the best interest of the Company, align with its goals and strategies, and identify with its objectives, while also considering the Company’s risk management policy. The considerations guiding the Compensation Committee in drafting this document included, among other factors, the size of the Company and the characteristics of its operations.

The compensation principles are objective- and metric-based tools, derived from, among other things, the Company’s annual work plan and long-term plans, as determined periodically by the Company’s Board of Directors.

Under the current circumstances, this document is intended to be used by the Company for the next three years. However, the Company may, from time to time, re-examine its compensation policy.

The publication of this document is intended to increase the Company’s transparency, and to enable shareholders to express their opinion by voting at a general meeting and to improve their ability to influence the formulation of the Company’s officers’ compensation policy.

Objectives of the Compensation Policy

The Compensation Policy is designed to support the achievement of the Company’s goals, objectives, and milestones and to ensure the fulfillment of each of the following:

1.	Fostering motivation to achieve accomplishments while maintaining a balance in risk-taking.

2.	Ensuring the ability to recruit high-quality personnel and, simultaneously, retain officers capable of leading the Company.

3.	Aligning interests between the Company’s shareholders and its officers.

4.	Establishing a framework for the ongoing management of officers’ compensation.

5.	Preserving managerial flexibility to effectively manage the Company’s day-to-day operations and address its challenges.

6.	Enhancing transparency regarding the compensation of officers.

7.	Balancing compensation between officers and other employees within the Company.

8.	Ensuring alignment between the level of compensation and the Company’s size, the nature and complexity of its activities, as well as the education, qualifications, experience, performance, and achievements of the officer, both within the Company and in general.

Compensation Policy

1.	Components of the Compensation

1.1.	In line with the objectives of the Compensation Policy and the market in which the Company operates, including competition for human resources, the Company compensates the officers of the Company or a related company (hereinabove and hereinafter: “officer”) on two levels:

1.1.1.	Fixed Component – salary/ consulting fees/ fixed management fees, as well as reimbursement of vehicle expenses, if eligible.

1.1.2.	Variable Component – annual grant and/or equity compensation, as detailed below:

1.1.2.1.	Annual Grant – a medium-term variable component intended to incentivize officers for significant achievements.

1.1.2.2.	Equity Compensation – a long-term variable component designed to establish a connection between the officers and the Company’s long-term performance.

1.2.	The weight of the fixed component in the compensation package of the Company’s officers shall not be less than 25%, and accordingly, the weight of the variable component shall not exceed 75%.

1.3.	If an officer is or becomes entitled to compensation in shares, the Company shall allocate shares or share units to the officer, either blocked by a trustee or unblocked, at the sole discretion of the officer.

1.4.	The Company may provide a loan to an officer, in accordance with the Company’s policy, as it may be updated from time to time, regarding the provision of loans to employees of the Company and their terms, and subject to the necessary legal approvals.

“Blocked Share / Blocked Share Unit” -

An ordinary share / share unit that is blocked from sale, in addition to any statutory blocking provisions, and held by a trustee under terms and for a period determined by agreement between the parties as part of the allotment conditions.

2.	Fixed Component

2.1.	The threshold requirements for the various officers in the Company are detailed below.

2.2.	Negotiations with candidates for positions as officers will be conducted by the direct supervisor of the candidate for the officer position (for the CEO – the Chairman of the Board of Directors; for other officers subordinate to the CEO – the CEO of the Company), whether it concerns a first-time appointment as an officer or the renewal of an employment agreement for an officer position.

2.3.	The fixed salary for an officer will be determined as follows:

2.3.1.	In the case of an employment agreement for the first-time appointment as an officer, the individual supervising the designated officer will determine the fixed salary within the range specified by this policy. This salary will be submitted for approval to the relevant corporate bodies of the Company, as required by law.

2.3.2.	When renewing an employment agreement for an officer position, the fixed salary will be determined considering prior agreements signed with the officer and will not exceed the relevant cap, as stipulated in clause 2.7 or 2.8 below, as applicable.

2.4.	The fixed salary range for an officer is determined based on the salary levels of equivalent officers in similar companies, taking into account their size, complexity, nature of operations, and market capitalization, as well as the officer’s education, skills, experience, performance, and achievements. This is also aligned with desirable internal salary ratios, as detailed below.

2.5.	When determining the fixed salary for an officer, the following considerations will be taken into account, inter alia:

2.5.1.	The officer’s experience, performance, and past achievements.

2.5.2.	The role and scope of responsibilities.

2.5.3.	The officer’s education, expertise, and skills.

2.5.4.	The ratio of the fixed salary to that of relevant officers and employees within the Company.

2.5.5.	The ratio of the fixed salary to that of equivalent officers in similar companies.

2.6.	When updating the fixed salary for an incumbent officer, additional considerations will include:

2.6.1.	The officer’s performance and contribution to the Company.

2.6.2.	Updates to the scope of the officer’s responsibilities.

2.7.	The cap for the gross monthly fixed salary, before tax deductions and social component contributions, for an officer is as follows (in thousands of NIS):

Position	Active Chairman	CEO	VP
Fixed Salary	Up to 125	Up to 167	Up to 75

The fixed salary for an officer will be updated based on compliance with the Company’s annual work plan and subject to the approval of the Board of Directors.

2.8.	In cases where the engagement between an officer and the Company is not based on an employment agreement that establishes an employer-employee relationship but instead involves an agreement for the provision of services to the Company (either as an individual or through a corporation), against a tax invoice (hereinafter: “An Officer by Way of Providing Services”), the officer’s fixed salary under the compensation policy will be equivalent to:

1.	The fixed salary cap specified in clause 2.7 above; multiplied by

2.	A coefficient of 1.4.

This adjustment accounts, inter alia, for the non-applicability of social benefits.

2.9.	It is clarified that an annual deviation of up to 5% from the ranges specified in clauses 2.7 or 2.8 above, as applicable, will not be considered a deviation from this compensation policy.

2.10.	For the purpose of the compensation policy, the term “Active Chairman” includes any individual serving in one of the following roles: active Chairman of the Board of Directors, active Vice Chairman of the Board of Directors, or active Director.

3.	Comparison of the Compensation Policy for Officers in the Company with Compensation for Officers in Other Companies

3.1.	To establish the compensation policy for a new officer and/or to update the compensation policy for an existing officer, a comparative compensation survey will be utilized. This survey will analyze similar positions in the relevant market and comparable companies, relying on publicly available information from public companies.

3.2.	For the preparation of the comparative compensation survey, comparable companies will be selected, as far as possible, based on material characteristics that may be relevant at the time the survey is conducted, including:

3.2.1.	The nature and complexity of the company’s activity;

3.2.2.	The number of employees in the company;

3.2.3.	The company’s operational turnover;

3.2.4.	The company’s market capitalization.

4.	Comparison of the Compensation Policy for Company Officers with Compensation for Company Employees

4.1.	Before determining the salary of a new officer, the following factors will be considered, along with their expected impact on the employment relationships within the Company and its management:

4.1.1.	The wage gap between the new officer and other officers in the Company;

4.1.2.	The salary ratio between the new officer and the rest of the Company’s employees;

4.1.3.	The wage gap between the new officer and individuals in similar roles, if applicable.

5.	Social and Ancillary Conditions

5.1.	The Company may provide an officer with benefits accompanying their salary, even beyond what is mandated by law.

5.2.	These ancillary benefits may include social conditions (such as vacation days, sick leave, etc.), in a nature and scope customary in the market. Additionally, the benefits may include the provision of a company vehicle for the officer’s use, or alternatively, reimbursement of vehicle-related expenses, including taxes associated with the use of the vehicle. The officer may also be provided with a mobile phone and office equipment.

5.3.	The provision of a vehicle to the officer will adhere to the following value groups:

5.3.1.	Active Chairman – Up to a Group 5 vehicle or an equivalent value.

5.3.2.	CEO – Up to a Group 6 vehicle or an equivalent value.

5.3.3.	Deputy CEO/ Vice President (VP) – Up to a Group 3 vehicle or an equivalent value.

The vehicle component may be fully tax-deductible.

5.4.	An officer is entitled to reimbursement for expenses duly incurred in connection with their work or the provision of their services to the Company. The officer’s employment agreement will specify a maximum amount for expense reimbursement. Any expenditure exceeding this limit will require approval, as follows:

●	For expenses incurred by subordinates of the CEO, approval by the CEO of the Company is required.

●	For expenses incurred by the CEO or directors, approval by the Compensation Committee is required.

6.	Variable Compensation – Annual Cash Grant

The purpose of variable compensation is to encourage meeting business objectives. This compensation establishes an automatic mechanism that provides an economic benefit to an officer who achieves the goals set for them, while withholding it from an officer who does not meet these goals. The annual grant motivates the officer to enhance the Company’s performance.

Retaining high-quality officers is a key objective of the compensation policy. Within this framework, the ability to reward managers for their performance, beyond their salary, represents an additional mechanism for the Company to retain its top managers.

An officer may be eligible for an annual grant, based on a plan that must be submitted to the Compensation Committee and the Board of Directors for approval.

The principles of the annual grant for an officer are as follows:

6.1.	The Company may grant an officer an annual grant, provided it does not exceed the maximum cap specified below. This grant will be based on a plan that must be approved in advance by the Compensation Committee and the Board of Directors at the end of each year for the following year, or on a plan included in the engagement agreement between the officer and the Company.

6.2.	An annual grant will be paid to an officer for a period commencing from the start date of their tenure as an officer, provided they meet the measurable goals set for them in advance (as outlined below) and subject to their serving as an officer for a minimum of six months.

6.3.	An officer who served in their position for a period of no less than six months but less than one year, and who, prior to the end of their term, met the goals set for them, will have their case reviewed by the Compensation Committee. The committee will assess the circumstances of the officer’s departure, their contribution to the Company’s success, and the Company’s financial position. The committee may determine the grant amount to which the officer is entitled, proportional to the number of months they served during the year or in another format at its discretion.

6.4.	The variables that determine the amount of the annual grant for an officer of the Company are as follows:

Position	Active Chairman/CEO	VP/Subordinate to CEO
Cap for Actual Payment for Each Year of Service (“Cap”)	(1) Based on measurable conditions – an amount equal to the fixed salary for 12 months;
	(2) Based on discretion – an amount equal to the fixed salary for 3 months, provided that, together with an annual grant based on measurable conditions, the total does not exceed an amount equal to the fixed salary for 12 months.	(1) Based on measurable conditions – an amount equal to the fixed salary for 6 months; (2) Based on discretion – no Cap.
Based on Measurable Conditions

Share Price Appreciation – A formula based on the ratio between the share price at a fixed date in the year and its price at the end of the year (or any shorter period determined in the officer’s engagement agreement, hereinafter: the “Comparison Period”), compared to the ratio between a relevant stock index for the Company on the same fixed date and the index’s value at the end of the Comparison Period.

If the bonus amount for the Comparison Period exceeds an amount equal to the officer’s fixed salary for 3 months, the excess will be paid through the allocation and transfer of (non-negotiable) rights letters, as follows:

●     The number of rights letters will be determined by dividing the excess amount by the average closing price of the Company’s shares during the 30 days preceding the end of the Comparison Period.

●     Each rights letter will be exercisable for ordinary Company shares by offsetting the average price from the excess amount.

●     The rights will be exercisable from the date of allocation until the later of:

1.    Five years from the end of the Comparison Period, or

2.    Four and a half years from the date of allocation.

Maximum Bonus Amount:

The maximum bonus amount will be determined annually in advance by the Company’s Compensation Committee.

Criteria for Grant Allocation:

The criteria for receiving the grant, in full or in part, will be selected annually by the Compensation Committee from the following options:

1.    Achieving a predefined target for success in a preclinical trial.

2.    Obtaining approval to conduct a clinical trial.

3.    Recruiting a predefined number of patients for a clinical trial.

4.    Achieving a predefined success target in a clinical trial.

5.    Filing a new patent application.

6.    Obtaining approval for a patent application.

7.    Publishing scientific research that supports the Company’s product under development.

8.    Obtaining regulatory approval for the Company’s facilities.

9.    Meeting predefined budgetary targets.

10.  Securing a research grant or financial support.

11.  Listing the Company’s securities on an additional stock exchange.

12.  Listing the securities of a subsidiary on a stock exchange, in Israel or abroad.

13.  Achieving another measurable goal aligned with the Company’s objectives and the officer’s role, as determined by the CEO.

Based on Discretion	A qualitative evaluation may be conducted at the discretion of the Compensation Committee, independent of the officer meeting predefined targets.	A qualitative evaluation may be conducted at the discretion of the Compensation Committee, independent of the officer meeting predefined targets.

The granting of a bonus based on the change in the Company’s share price compared to the change in a relevant stock index (hereinafter: the “Underlying Asset”) during a specific period creates a strong correlation between this change and the cost of employing officers during that period. This approach simultaneously prevents a mismatch where a high bonus is granted to officers for a period during which investors in the Company’s shares incurred capital losses relative to the Underlying Asset.

As of the date of this policy’s formulation, the Company’s CEO and Chairman of the Board of Directors are entitled to an annual grant based on the change in the Company’s share price compared to a relevant stock index for the Company over a one-year period, subject to a maximum annual cap.

7.	Variable Compensation – Special Bonus for Engaging in a Significant Strategic Transaction

The Company may also grant officers a special bonus for engaging in a strategic transaction that is not part of the ordinary course of business. This special bonus must receive prior approval from the Compensation Committee and other corporate bodies as required by law. The amount of this bonus will not exceed the equivalent of 6 months’ fixed salary for each officer, based on their contribution to the advancement of the transaction.

A strategic transaction, which is not in the ordinary course of the Company’s business, may include (but is not limited to) one of the following transactions:

7.1.	Signing an agreement and initiating the establishment of production centers for commercial purposes in the United States, Europe, or the Far East.

7.2.	Signing a cooperation agreement with another entity under which the Company will receive financing covering at least 50% of the estimated development costs for the Company’s product, provided the financing amount is no less than the equivalent of NIS 4 million.

7.3.	The sale of shares in a subsidiary or the allocation of new shares and/or the issuance of warrants exercisable for new shares in a subsidiary, in exchange for cash that reflects a valuation for the subsidiary exceeding the Company’s market value. The market value is calculated as the product of the final price of an ordinary share, with no face value (hereinafter: a “share”), on the Tel Aviv Stock Exchange (TASE) and the total number of shares listed for trading on the TASE, as of the approval date of this Compensation policy (hereinafter: “the market value of the Company”). The cash consideration, including proceeds from warrant exercises, must be no less than 10% of the Company’s market value.

7.4.	Entering into an agreement to grant a license for the use and/or marketing of a product and/or service, with consideration exceeding an amount equivalent to 10% of the Company’s market value.

7.5.	The allocation of new shares in the Company and/or the issuance of warrants exercisable for new shares in the Company (hereinafter referred to as the “Securities”), in exchange for cash consideration, including proceeds from warrant exercises, amounting to no less than the equivalent of USD six (6) million.

7.6.	Listing the Company’s Securities for trading on a foreign stock exchange, outside of Israel.

8.	Variable Compensation - Long Term Equity

8.1.	Compensation for an officer, as approved from time to time by the Compensation Committee and the Company’s Board of Directors, may include equity-based compensation. This may take the form of shares, blocked shares, share units, blocked share units, warrants for the Company’s Securities, credit units for the Company’s Securities, or any other form of compensation, whether equity-based or otherwise. This includes compensation based on the performance of the Company’s shares, such as phantom options. In all cases, compensation may be retroactive, whether entitlement to the compensation, in whole or in part, has been determined or not, and subject to the provisions of applicable law, as amended from time to time.

8.2.	The purpose of granting equity compensation to an officer is to align the officer’s interests with the Company’s long-term business results. Additionally, granting Securities that can be converted into shares (hereinafter: “Options”) or shares serves as a tool for retaining high-quality managers. The principles determined by the committee for this form of compensation are as follows:

8.3.	The Company will grant equity-based compensation to officers periodically, at the discretion of the Board of Directors and subject to the approval of a general meeting of the Company’s shareholders, if and as required by law.

8.4.	The first vesting period for options or shares, under the Company’s option allocation plan(s) (hereinafter: the “Option Plan”), will be no less than one year, except in cases of acceleration as stipulated in the employment agreement and/or Option Plan, and subject to the provisions of Section 8.4 below. The final vesting period for options or shares will be no less than two years, except in cases of acceleration, as defined in the employment agreement and/or the Option Plan.

8.5.	No automatic mechanism will allow immediate acceleration of vesting for options or shares under the Option Plan, except in cases of a change of control and/or termination of office of a director in the Company and/or a related company, for any reason. In such cases, all options or shares will immediately vest.

8.6.	As a general rule, the exercise price of options under the Option Plan will be set based on the closing price on the last trading day or the simple average of closing prices over the 30 trading days preceding the grant date. However, the Company may grant officers options with an exercise price lower than these thresholds.

8.7.	The exercise period for options granted under the Option Plan will not exceed 20 years.

8.8.	The expiration date of options under the Option Plan will be determined in accordance with the terms of the Option Plan.

8.9.	The Option Plan will define conditions for the expiration of options in cases of termination of employment due to dismissal, resignation, death, or disability, as well as in cases of a change of control. Exceptions apply to the termination of a director’s office in the Company and/or a related company, in which case options will expire as scheduled at the time of grant or at a later date, if the exercise period is extended.

8.10.	Options or shares granted to officers who are Israeli residents under the Option Plan will be awarded in accordance with Section 102 or Section 3T of the Income Tax Ordinance, as applicable.

8.11.	The average annual equity-based compensation value for an officer, at the time of granting, will be calculated using accepted valuation methods (e.g., the Black-Scholes model, TASE guidelines, accepted accounting rules, or the binomial model) on a linear basis. The annual value must not exceed the following cap:

8.11.1.	Active Chairman/CEO – The maximum fixed salary amount under the compensation policy in effect at the time of grant, for 12 months.

8.11.2.	Director (including external directors, excluding the Chairman of the Board and the CEO) – NIS 100,000.

8.11.3.	VP/Subordinate to the CEO – The maximum fixed salary amount under the compensation policy in effect at the time of grant, for 6 months.

8.12.	All other conditions for granting options will be determined in accordance with the Option Plan.

9.	Demand for Restitution Due to Erroneous Data

9.1.	At the time of payment of a grant based on compliance with measurable accounting conditions, the officer shall sign an undertaking to return to the Company the amount of the grant, or part thereof, if and to the extent it is subsequently determined that the grant was calculated based on data that was later found to be erroneous and restated in the financial reports.

9.2.	Notwithstanding the provisions of Section 9.1 above, restitution shall not be required in the following cases:

●	Changes in accounting standards or reporting rules.

●	More than one year has passed since the termination of employment or engagement with the Company.

10.	Reduction at the Discretion of the Board of Directors

When entering into an agreement with an officer, the Board of Directors may, at its discretion, reduce the scope of the variable compensation.

11.	Termination of Engagement

11.1.	Advance Notice

Prior written notice must be given to the other party with the following notice periods:

11.1.1.	Active Chairman/CEO - 6 months.

11.1.2.	VP/subordinate CEO - up to 4 months.

During the notice period, the officer is required to continue fulfilling their duties unless the CEO (or, in the case of the CEO, the Chairman of the Board) decides to release them from this obligation. If the Company waives the officer’s actual employment during the notice period, the officer will remain entitled to all terms of office and employment without change. However, the exercise of the officer’s equity compensation will be subject to the provisions of the Options Plan. In such cases, the acceleration/maturation of options will proceed as detailed earlier.

It should be noted that as of the date of this policy’s formulation, the Active Chairman/CEO of the Company is entitled to:

●	A fixed salary and a variable component for a period of no less than 36 months from the start date of the employment agreement period, and

●	Advance notice fees equal to a fixed salary and a variable component for 6 months.

The Company does not have the right to terminate the agreement at an earlier date.

11.2.	Special Retirement Grants

The Company’s Compensation Committee may approve a retirement grant for an officer at the end of their employment period, based on their seniority as an officer in the Company and/or a subsidiary of the Company (in this section, hereinafter: “Year of Service”). The grant will not exceed the following ranges:

11.2.1.	Active Chairperson/CEO - A retirement grant equivalent to one month’s fixed salary for each year of service, provided that the total grant does not exceed an amount equal to 12 months of fixed salary.

11.2.2.	Subordinate to the CEO - A retirement grant equivalent to half a month’s fixed salary for each year of service, provided that the total grant does not exceed an amount equal to 6 months of fixed salary.

Notwithstanding the above, the retirement grant will not be paid if the officer’s departure occurs under circumstances that justify the denial of severance pay under applicable law or the employment agreement.

The retirement grant will be paid on the date of termination of the employment relationship or the termination of the engagement, as applicable. If eligibility for the grant is not established in the officer’s employment agreement, the grant will require approval by the Compensation Committee, in accordance with clause 11.2 above.

For officers subordinate to the CEO, the retirement grant will require a prior recommendation from the Company’s CEO. The retirement grant for the VP and CEO may include additional conditions, as determined by the Compensation Committee and the Company’s Board of Directors.

12.	Directors’ Compensation (Excluding the Chairman of the Board of Directors and the CEO of the Company)

The directors, including the Company’s external directors, will be entitled to annual compensation and participation compensation, as detailed in the Companies Regulations (Rules Regarding Compensation and Expenses for an External Director), 5760-2000, based on the Company’s rank, as it may change from time to time.

It is clarified that the Company may determine that directors who are not external directors will not be entitled to any compensation for their position, except for the reimbursement of reasonable expenses incurred in performing their duties. Such reimbursement shall not exceed the maximum compensation prescribed by the Companies Regulations (Rules Regarding Compensation and Expenses for an External Director), 5760-2000.

13.	Exemption, Indemnification and Liability Insurance

13.1.	The Company’s directors and officers will be entitled to exemption, indemnification, and liability insurance, provided such arrangements are approved by the Company, subject to the approvals required by law, and in the format and scope approved by the Company’s General Meeting.

13.2.	The Company will maintain insurance policies covering the liability of directors and officers of the Company, including directors who are controlling shareholders, for the duration of their tenure. The Company may annually extend or renew an existing policy or enter into a new policy at the time of renewal or during the coverage period. These policies will cover directors and officers of the Company and its subsidiaries, including liability related to listing for trading and/or capital raising activities, as outlined below:

13.2.1.	Scope of Coverage:

a.	The insurer’s liability limit per event and per insurance period (one year, hereinafter: the “Insurance Period”) will be up to USD 400 million.

b.	The premium borne by the Company for the entire insurance period shall not exceed:

1.	USD 2 million per year, plus

2.	A one-time premium not exceeding 5% of the amount raised in each capital-raising activity in the United States and/or Canada.

For the purposes of this section, “capital raising” includes the amount relevant to the liability of directors and officers of the Company in activities such as private offerings, public offerings, sale offerings, and listing of Securities (including American Depositary Receipts) for trading in the United States. This applies whether by way of an Initial Public Offering (IPO), a merger transaction with a U.S.-listed company, or acquisition of a U.S.-listed company, including transactions involving a Special Purpose Acquisition Company (SPAC). It also applies if the Company’s or its subsidiary’s ecurities are not listed on a U.S. exchange but are exchanged for SPAC shares.

c.	Deductibles:

The Company’s deductible shall not exceed USD 2 million.

For claims related to the United States and/or Canada, and securities law claims, the deductible shall not exceed USD 10 million.

The limits of liability and the insurance premium for each Insurance Period will be reviewed and approved annually by the Company’s Audit Committee and Board of Directors, provided that they determine the terms are reasonable, taking into account the Company’s exposure to risks, the scope of coverage, and prevailing market conditions.

14.	Miscellaneous

14.1.	Determining the identity of the Company’s officers who are not directors is at the sole discretion of the Company’s CEO. Changes to the identity of the officers may occur annually. Individuals who served as officers in a given year and whose terms of office and employment were subject to this compensation policy may not necessarily continue as officers in subsequent years, and their terms of office and employment may not be subject to this policy, and vice versa. Additionally, the Company may change the terms of office and employment of any officer at any time and is not obligated to apply the same terms that were applicable in previous years.

14.2.	Nothing in this document establishes any entitlement for officers to whom this compensation policy applies, or for any third party, to receive any compensation of any kind.

14.3.	For the avoidance of doubt, any payment made or to be made under the engagement between the Company and an officer may be paid either directly—by way of employing the officer—or pursuant to an agreement for the provision of services with the officer or with a company controlled by or acting on behalf of the officer. In such cases, the officer may determine the identity of the Company under their control or on their behalf that enters into an agreement with the Company, and may also change that identity, entirely at their sole discretion, provided that their responsibility to the Company for the services provided by the Company under their control or on their behalf is maintained.

14.4.	It is clarified that the provisions of this policy do not derogate from the provisions of the Companies Law and/or the Company’s Articles of Association, regarding the procedures for approving the Company’s engagement with any officer in connection with their terms of office and employment. Nor do the provisions of this policy derogate from any reporting obligation concerning the compensation of officers, in accordance with the Securities Law, 5728-1968, and related regulations.

14.5.	When approving any compensation plan and its components, the Compensation Committee and the Board of Directors will examine changes in the Company’s objectives, market conditions, the Company’s status, and similar factors.

14.6.	The Compensation Committee and the Board of Directors may, after approving a particular annual compensation plan, decide not to pay compensation under the plan. They may also cancel or suspend part or all of the plan for reasons they deem appropriate.

15.	Positioning the salary of an officer, compared to the rest of the company’s employees

The Company recognizes the need to reward its officers for their contribution to its long-term business success, given the significant responsibilities and authority vested in them.

At the same time, since the Company employs a relatively large number of employees with professional and specialized expertise, some of whom hold Ph.D. degrees, the Company emphasizes the importance of fair compensation for all employees. It also aims to maintain reasonable gaps between the compensation packages of the officers and those of the rest of the Company’s employees, including contract workers.

As of the date of this policy’s approval, the Company employs approximately 24 permanent employees, of whom 4 are officers.

Taking into account the Company’s field of business, nature, complexity, scope of activities, workforce composition, and valuation, a cap has been set on the ratio between the cost of the fixed component of an officer’s compensation and the median and average fixed component costs of the Company’s other employees.

The ratio between the cost of the fixed component for an officer and the fixed component costs for the rest of the employees will be limited by the following cap:

Position	Maximum Ratio Between the Cost of an Officer’s Fixed Salary and the Median/Average Fixed Salary per Employee
Active Chairman/CEO	15
VP/Subordinate CEO	10

As of December 2020, the ratio between the cost of the fixed salary of an officer in the Company and the fixed salary cost of the rest of the employees and officers in the Company is as follows:

Position	Ratio of Terms of Office and Employment to Average Salary Cost	Ratio of Terms of Office and Employment to Median Salary Cost
Active Chairman	2.9	3.8
CEO	4.4	5.5
VP/Subordinate CEO	1.6	2.3

16.	Qualifications Required of Company Officers

Position	Required Qualifications and Skills
Chairman of the Board

1.     Legally qualified to be appointed as a director.

2.     Holds a relevant academic degree in one of the following fields: Science, Engineering, Economics, Law, or Business Administration.

3.     At least 5 years of experience in capital markets and technology.

4.     Responsibilities: Chairman of the Board and member of the Board of Directors. Guiding the CEO in managing the Company’s business according to the Board’s policy.

CEO	1. Holds a relevant academic degree. 2. At least 5 years of experience in the Company’s fields of activity. 3. Responsibilities: Managing all of the Company’s business operations.
Director

1.    Legally qualified to be appointed as a director.

2.    Responsibilities: Member of the Board of Directors. The Board determines the Company’s policy, supervises the CEO’s functions and actions, and exercises all powers provided by law.

VP of R&D

1.     Holds a relevant academic degree in the Company’s fields of activity: Science, Engineering, or any other relevant field.

2.     At least 5 years of experience in one of the Company’s fields of activity.

3.     Responsibilities: According to the specific role, e.g., managing clinical trials, overseeing production operations, or leading research and development of new products.

CFO

1.    Holds an academic degree in one of the following fields: Economics and/or Accounting from a recognized academic institution in Israel or abroad.

2.    CPA license – an advantage.

3.    Responsibilities: Managing the Company’s financial operations, including financial reporting.

4.    Experience in a managerial position in finance within a private or public company – an advantage.

The Compensation Committee and the Board of Directors will be entitled to waive the education and/or experience requirements detailed above in exceptional cases, provided they determine that the proposed officer possesses unique business experience that, in their opinion, could contribute significantly to the role.

17.	Validity of the Compensation Policy

This compensation policy will take effect from the date of its approval by the general meeting of the Company’s shareholders or, in the absence of such approval, from the date of its approval (if any) by the Company’s Board of Directors despite the objection of the general meeting of the Company’s shareholders. The policy will remain in effect for three years from that date. Any extension of the policy’s validity for an additional period will be subject to obtaining the approvals required by law.

From time to time, if there is a change in the circumstances that existed when the policy was established, or for other reasons, the Company’s Board of Directors will review the compensation policy and assess the need to adapt it to the provisions of the Amendment. Updates to the compensation policy will require approval by the Compensation Committee, the Board of Directors, and the general meeting of the Company’s shareholders or, in the absence of such approval, by the Board of Directors despite the objections of the general meeting, in accordance with the requirements of the Amendment.

If there is any contradiction between the existing employment agreements, which are still in force, of the officers currently serving in the Company and the Company’s compensation policy, the existing agreements of the officers will take precedence over the compensation policy.

New employment agreements for the Company’s officers, whether for incumbent officers or new officers, will be aligned with the compensation policy of the Company as it is in effect at the time.